FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Gregory Hunt 781-830-3995 ghunt@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Reports Sales for Its First Fiscal Quarter Ending December 31, 2006

Canton, Mass., (January 4, 2007) – Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) today announced sales results for its first fiscal quarter ended December 31, 2006.

Total revenue from continuing operations for the quarter decreased 12% to $235 million compared to $267 million in the same period last year. Comparable store sales decreased 10%. The Company operated 154 stores at the end of the first quarter this year compared to 157 stores a year ago.

Joe McGuire, President and Chief Executive Officer, said, “Our revenue continues to be two different stories: one is the growth in flat panel televisions, the other is the continued decline in the projection television business that we saw last quarter, and has continued this quarter. On the flat panel business, we have had good unit lift year over year, selling more than 43,000 sets this year compared to 31,000 sets last year for the quarter, about a 39% lift in units. Average selling prices in the category declined 24% on a year over year basis for the December quarter.”

McGuire continued, “It is a much different picture for the projection-based technology, which has suffered a 45% decline in revenue, matching the decline we reported in this category for the September quarter. Projection television revenue is down more than $22 million in the quarter compared to last year, units are down by 33%, and average selling prices are down 18%. As part of our sales mix, projection TV has gone from 19% of revenue for the quarter last year, to 12% this year. We finished December with inventory about $23 million below this time last year, and $19 million of that decline is due to the reduction in projection television inventory.”

“When you put the two pieces together, we have a net lift in total TV units of about 15%, with 58,000 sets sold this year compared to about 51,000 sets last year. Average selling prices declined 25%, so the net revenue from all TV is down about 15%. As a percentage of our overall sales, video moved from 53% to 51% of our mix. Gross margin in both categories is down substantially on a year over year basis due to the intense competition in the category,” said McGuire.

The other surprise inside the category is the mix between LCD and Plasma inside the flat panel business. Plasma units grew by 3.5%, with 18,000 units sold this year compared to 17,000 last year. Average selling prices declined by 31%. LCD units grew by 74%, with 25,000 units sold this year compared to 14,000 last year. Average selling prices increased by 3%, due to the increase of larger format screen sizes.

“Our customers clearly embraced 1080P technology in large LCD flat panels,” added McGuire.

In an effort to continue streamlining its operations and remove cost, Tweeter also announced today that is has restructured its corporate and administrative functions, eliminating 20% of its overhead positions. The reduction in staff will result in an annual savings of approximately $6 million.

“After thoughtful deliberation, we determined that a reduction in our overhead expenses was consistent with our continued turnaround efforts and our goal of returning to profitability, “said McGuire. “It is a necessary step towards improving the health of our company.”

The Company plans to release earnings for the quarter on Tuesday, February 6, 2007 at 7:30AM EST. A conference call to discuss the release will be held at 10:30 AM EST that same day. The press release will be available for viewing or download at the Company’s investor relations website, www.twtr.com, after 8:00 AM on Tuesday, February 6, 2007. A live webcast of the call will be available. To access the webcast, log on at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session. The conference call will be available for playback until Tuesday, February 13, 2007 at 11:59 PM EST. The call can also be downloaded as an MP3 file from the Company’s investor relations website as of 12:00 PM EST on Wednesday, February 7, 2007.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The Company’s fiscal 2006 revenues were $775 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. Tweeter Home Entertainment Group, Inc. operates 154 stores under the Tweeter, hiFi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, the Southeast (including Florida), Texas, Chicago, Southern California, Phoenix and Las Vegas.

Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words “expect,” “anticipate,” “believe,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including the risks that the growth in flat panel televisions will not continue, customers will not continue to embrace the 1080P technology in large LCD flat panels, the reduction in staff will not result in an annual savings of $6 million, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 21, 2006 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.